           BlackRock California Municipal Income Trust (the "Fund")
                              File No. 811-10331
        Item No. 77I (Terms of New or Amended Securities) -- Attachment

A copy of the Amendment to the Statement of Preferences of Variable Rate Muni Term Preferred Shares is attached under Sub-Item 77Q1(a).